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Angeion Corporation

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Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Selects Hendrik Struik for Board of Directors

SAINT PAUL, MN (April 24, 2012) — Angeion Corporation (NASDAQ: ANGN) today announced it has nominated Hendrik “Hank” Struik for election to the Company’s Board of Directors. Shareholders will vote on the nomination of Mr. Struik along with the re-election of Angeion’s other directors at the Company’s annual meeting on May 30, 2012.

Mr. Struik, 45, is an internationally recognized healthcare executive with more than two decades of industry experience. Most recently, he served as President, Chief Executive Officer and a director of Sarnova, a privately held $400 million Specialty Healthcare business, where he was responsible for the Acute Respiratory Market and the Emergency Medicine Market, from March 2009 to January 2012. Previously, Mr. Struik held executive positions at Cardinal Health, including its predecessor companies, Allegiance Healthcare and Baxter Healthcare. He served as President of the Respiratory and Neurocare Division of Cardinal Heath from May 2007 until February 2009. In 2007, Mr. Struik led Cardinal Health’s $1.5 billion strategic acquisition of Viasys Healthcare to establish it as a leader in respiratory care. Mr. Struik’s executive experience includes overseeing sales, manufacturing and operations as well as acquisitions, divestitures and integration of companies and business units. He has substantial international experience including regulatory matters. Mr. Struik holds a Masters in Business Administration, Marketing and Finance from Kellogg Business School at Northwestern University.

“Hank has substantial knowledge and seasoned experience within the medical device industry and would be a worthy addition to the Angeion Board of Directors.” said Mark Sheffert, Chairman of the Angeion Board of Directors. “His expertise in manufacturing, sales and marketing, as well his international experience, will strengthen our Board. We look forward to his acumen and leadership in achieving the next phase of growth for the Company.”

Mr. Struik is one of six nominees to the Angeion Board, which includes the five current directors who are being nominated for re-election. Following election by the Angeion shareholders, the board would consist of six members, five of whom would be independent directors under Nasdaq Rules.

The 2012 Annual Meeting of Shareholders of Angeion Corporation will be held at Angeion’s offices located at 350 Oak Grove Parkway, Saint Paul, Minnesota 55127, on Wednesday, May 30, 2012 beginning at 2:30 p.m. Central Daylight Time.

Additional information regarding the Company’s nominees for election as directors is contained in the Company’s proxy statement for the annual meeting of shareholders, which is available in the “Investor Relations” section of the Company website at www.angeion.com and at the SEC website www.sec.gov.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand names. These cardiorespiratory product lines provide solutions for disease detection, integrated care, and wellness across the entire spectrum of health – whether managing chronic illness, promoting fitness, or training for the Olympics. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Forward Looking Statements

Press releases and other statements by Angeion may contain forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinic, and office markets; (3) remaining as a qualified provider for large group purchasing organizations, thereby ensuring continued access to our market and efficiently increasing our sales potential to expanded numbers of companies using these buying groups; (4) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (5) our ability to successfully operate our business, including successfully converting our increasing research and development expenditures into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (6) our ability to complete our software development initiatives and migrate our MedGraphics and New Leaf platforms to a next generation technology; (7) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (8) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (9) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (10) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (11) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (12) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; (13) our dependence on third-party vendors; and (14) the ability of new members of our senior management to make a successful transition into their new roles and for all members of senior management to ultimately develop and implement a strategic plan. These and other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2011.

Contact:	Gregg O. Lehman, Ph.D.	Joe Dorame, Robert Blum, Joe Diaz
	Angeion Corporation	Lytham Partners, LLC
	Chief Executive Officer and President	(602) 889-9700
	(651) 484-4874	angn@lythampartners.com

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